UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

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UNIVERSAL INSURANCE HOLDINGS, INC.
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1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

(954) 958-1200

April 28, 2023

Dear Fellow Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the Annual Meeting of Shareholders of Universal Insurance Holdings, Inc. The meeting will be held at 9:00 a.m., Eastern Time, on June 8, 2023 at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida.

Enclosed you will find a notice setting forth the matters to be acted on at the meeting, which include:

•	Election of the 12 nominees for director named in the accompanying Proxy Statement;

•	Advisory vote to approve the compensation of our named executive officers;

•	Advisory vote on the frequency of future advisory votes on named executive officers’ compensation;

•	Ratification of the appointment of our independent registered public accounting firm for fiscal year 2023; and

•	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. We encourage you to submit your proxy over the internet or by telephone in advance of the meeting. If you received your proxy materials by mail, you can also submit your proxy by mail by using the proxy card that was mailed to you. Instructions for these convenient ways to vote are set forth on both the Notice of Internet Availability of Proxy Materials and the proxy card. If you are a beneficial owner of shares held in street name, please follow the instructions to vote provided by your bank, broker or other nominee as indicated on the voting instruction card. Even if you submit your proxy prior to the meeting, you will still be able to attend the meeting and vote your shares in person, as further described in the accompanying Proxy Statement.

Sincerely,

Sean P. Downes
Executive Chairman of the Board

UNIVERSAL INSURANCE HOLDINGS, INC.

1110 West Commercial Boulevard

Fort Lauderdale, Florida 33309

(954) 958-1200

www.universalinsuranceholdings.com

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

Proposals of Business
Date and Time Place Record Date

Thursday, June 8, 2023 9:00 a.m., Eastern Time

Boca Raton Resort & Club

501 E. Camino Real

Boca Raton, Florida

Only shareholders of record at the close of business on April 10, 2023 are entitled to receive notice of, and to vote at, the meeting.

◾ Election of 12 director nominees named in the Proxy Statement to our Board of Directors

◾ Advisory vote to approve the compensation of our Named Executive Officers

◾ Advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation

◾ Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2023 fiscal year

◾ Such other business as may properly come before the meeting or any adjournment or postponement thereof

Proxy Voting

Please vote promptly. You can vote your shares in advance of the meeting via the internet, by telephone or, if you received a printed set of the proxy materials, by signing, dating and returning the proxy card in the postage-paid envelope provided. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option as further described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki,

Secretary and Principal Accounting Officer

Fort Lauderdale, Florida

April 28, 2023

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company,” “Universal” or “UVE”), of proxies to be voted at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida, on Thursday, June 8, 2023, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof, for the proposals of business set forth in the accompanying Notice of 2023 Annual Meeting of Shareholders. This Proxy Statement, Notice of 2023 Annual Meeting of Shareholders, accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at http://www.proxydocs.com/UVE.

To reduce our costs and decrease the environmental impact of our proxy materials, in lieu of mailing our proxy materials, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our shareholders containing instructions on how to access our proxy materials online. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy materials online and on how to submit your proxy online. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form. The Notice and printed copies of our proxy materials, as applicable, are being mailed to shareholders on April 28, 2023.

PROXY SUMMARY

 Meeting Agenda and Board Vote Recommendations

Proposal Number	Meeting Agenda Proposal	Board Vote Recommendation	Page Reference

1	Election of 12 directors named in this Proxy Statement	FOR EACH NOMINEE	7 – 23

2	Advisory vote to approve the compensation of our Named Executive Officers	FOR	24 – 39

3	Advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation	1 YEAR	40

4	Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR	41 – 42

 Company Overview and Business Strategy

Universal is a holding company offering property and casualty insurance and value-added insurance services. We develop, market and underwrite insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management, and distribution. Our primary insurance entities, Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC” and together with UPCIC, the “Insurance Entities”), offer insurance products through both our appointed independent agent network and our online distribution channels across 19 states (primarily in Florida), with licenses to write insurance in two additional states. The Insurance Entities seek to produce an underwriting profit (defined as earned premium less losses, loss adjustment expense, policy acquisition costs and other operating costs) over the long term; maintain a resilient balance sheet to prepare for years in which the Insurance Entities are not able to achieve an underwriting profit; and generate investment income exceeding short-term operating needs.

Universal’s strategic focus is on creating a best-in-class experience for our customers and delivering strong shareholder returns across underwriting cycles. While weather-related volatility is an inherent part of property insurance, particularly in coastal markets such as Florida, our strategy includes generating non-risk bearing income that enhances returns in profitable underwriting periods, while serving as a buffer and potentially still allowing for consolidated profitability in challenging underwriting periods. We have more than 20 years of experience providing property and casualty insurance products and services. We continue to focus on disciplined underwriting in opportune markets and maintaining a resilient balance sheet that is enhanced by our reinsurance program. We have made substantial efforts in recent years to innovate across all of our service businesses, including continued development of our digital agency Clovered.com, where we have more than 20 carrier partners, and utilization of digital applications where applicable to adjust claims. We continue to evaluate ways in which we can improve the customer experience across all touchpoints of the insurance value chain.

 Director Nominees

The following table provides summary information regarding each of our Board’s nominees for election as director as well as their tenure and business experience.

				Committee Membership
Name	Age	Director Since	Principal Occupation	Nominating & Governance	Compensation	Audit	Investment	Risk

Sean P. Downes	53	2005	Executive Chairman, Universal Insurance Holdings, Inc.				X

Shannon A. Brown	66	2022	Former Senior Vice President, FedEx Corporation

Scott P. Callahan	69	2013	President and Managing Member of SPC Global RE Advisors, LLC; Former EVP of Everest Reinsurance Holdings	Chair			X

Kimberly D. Campos	45	2017	Chief Information Officer and Chief Administration Officer, Universal Insurance Holdings, Inc.					X

Stephen J. Donaghy	58	2020	Chief Executive Officer, Universal Insurance Holdings, Inc.

Marlene M. Gordon	56	2020	SVP and Chief Legal Officer, Panera, LLC	X

Francis X. McCahill, III	75	2021	Founder of Homeowners Choice, Inc.				X

Richard D. Peterson	55	2014	CFO of Turn Biotechnologies, Inc.		X	Chair

Michael A. Pietrangelo	80	2010	Of Counsel, Pietrangelo Smith PLC	X	Chair

Ozzie A. Schindler	54	2007	Lawyer with Greenberg Traurig, LLP			X		Chair

Jon W. Springer	53	2013	Director, Universal Insurance Holdings, Inc.				Chair	X

Joel M. Wilentz, M.D.	88	1997	Founding Member of Dermatology Associates and the Centers for Cosmetic Enhancement in Florida	X	X	X

 Governance Highlights

•	Eight of our 12 director nominees are independent.

•

Our independent directors elect our Lead Independent Director, who is actively engaged and chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

•

We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee, with the Audit Committee, Compensation Committee and Nominating and Governance Committee comprised exclusively of independent directors.

•	Our directors are elected annually.

•	We routinely engage with our largest shareholders and have established a telephone hotline to allow shareholders to communicate any concerns to our independent directors on an anonymous basis.

•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

•	The Board and each committee conduct an annual evaluation of their performance.

•

Within five years of joining the Board, each non-employee director is expected to own shares of our common stock having a value of at least three times the annual cash retainer. The Executive Chairman and Chief Executive Officer are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries.

•	Our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

 2022 Performance Highlights

Our 2022 financial results reflect our execution against our strategic priorities and commitment to returning value to shareholders through dividends and share repurchases (comparisons are to 2021 unless otherwise specified):

Focus on disciplined growth and earnings stability:

•	Direct written premiums increased 10.4% to $1.8 billion.

•	Total revenue increased 9.0% to $1.2 billion; core revenue increased 10.3% to $1.2 billion.

•	Diluted loss per common share of $0.72 and adjusted diluted loss per common share of $0.40, primarily reflecting Hurricane Ian.

•	Return on average common equity of (6.2)% and adjusted return on average common equity of (3.0)% primarily reflecting Hurricane Ian.

•

Implemented 14.9% rate increase for Florida homeowners’ insurance lines of business for Universal Property & Casualty Insurance Company (UPCIC), our main insurance company subsidiary. In addition, we filed for an additional 3.7% UPCIC rate increase to reflect reinsurance costs.

•	Clovered.com, our digital agency subsidiary, surpassed $47 million in placed premiums.

Maintain a resilient balance sheet:

•	Debt-to-equity ratio of 35.7% as of year-end.

•	Top of UPCIC’s reinsurance tower for a Florida first event of $3.012 billion.

•	Total unrestricted cash and invested assets of $1.5 billion as of year-end.

Focus on customers, employees and the local community:

•	Universal has received Great Place to Work® (GPTW) Certification for three consecutive years beginning in 2021.

•	Silver Level sponsors of the CLEO Institute’s 2022 Climate Symposium

•	In 2022, Universal employees engaged with Team Rubicon to provide disaster relief to those affected by Hurricane Ian.

Return value to shareholders:

•	Declared and paid dividends per common share of $0.77, including a $0.13 special dividend in December.

•	Repurchased 992,759 shares at an aggregate cost of $11.6 million.

•	Returned $35.6 million to shareholders through share repurchases and dividends.

* Excludes preferred stock.

** Includes interest earned on cash and cash equivalents and restricted cash and investment income earned on real estate investments. Net of custodial fees, investment accounting, advisory fees and expenses associated with real estate investments.

Core revenue, adjusted diluted loss per common share and adjusted return on average common equity are all non-GAAP financial metrics. For a reconciliation of these metrics to their most directly comparable GAAP measures, please see pages 58 to 60 of the Form 10-K filed for the year ended December 31, 2022.

For further details about our 2022 performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Total Shareholder Return (TSR) Results (1) at End of Fiscal 2022

(1) TSR results reflect reinvestment of dividends. Our Florida specialty peer group for fiscal 2022 includes HCI Group, Inc., Heritage Insurance Holdings, Inc. and United Insurance Holdings Corp.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated incumbent directors Shannon A. Brown, Scott P. Callahan, Kimberly D. Campos, Stephen J. Donaghy, Sean P. Downes, Marlene M. Gordon, Francis X. McCahill, III, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler, Jon W. Springer and Joel M. Wilentz, M.D. for election to the Board to serve as directors until the 2024 Annual Meeting of Shareholders or until each nominee’s successor is duly elected and qualified. Mr. Brown was initially recommended to the Nominating and Governance Committee by our Lead Independent Director, Mr. Pietrangelo.

The nominees have consented to be named in this Proxy Statement as director nominees and have indicated their intent to serve if re-elected or, in the case of Mr. Brown, elected. If any nominee becomes unavailable for any reason, or if any vacancy in the slate of directors to be elected at the meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such vacancy on the Board.

A director nominee must receive the affirmative vote of the majority of votes cast at the annual meeting in order to be elected. If elected, each nominee is expected to serve for a one-year term until the 2024 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Otherwise, if a director nominee fails to receive the affirmative vote of the majority of votes cast, then he or she shall promptly tender his or her resignation to the Board, and the Board, taking into account the recommendation of the Nominating and Governance Committee, shall subsequently determine whether to accept or reject the resignation, or whether other action should be taken.

THE BOARD RECOMMENDS A VOTE FOR EACH OF ITS NOMINEES FOR ELECTION AS DIRECTORS.

 Director Nominees

The director nominees are set forth below. If elected, each nominee is expected to serve for a one-year term until the 2024 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier departure.

Name	Age	Position at the Company	Date of Joining the Board

Shannon A. Brown	66	Director	2022

Scott P. Callahan	69	Director	2013

Kimberly D. Campos	45	Director, Chief Information Officer and Chief Administrative Officer	2017

Stephen J. Donaghy	58	Director and Chief Executive Officer	2020

Sean P. Downes	53	Executive Chairman	2005

Marlene M. Gordon	56	Director	2020

Francis X. McCahill, III	75	Director	2021

Richard D. Peterson	55	Director	2014

Michael A. Pietrangelo	80	Director	2010

Ozzie A. Schindler	54	Director	2007

Jon W. Springer	53	Director	2013

Joel M. Wilentz, M.D.	88	Director	1997

Shannon A. Brown became a director of the Company in 2022.In November 2022,

after a long and distinguished career, Mr. Brown retired from his position as Senior Vice President, Eastern Division U.S. Operations and Chief Diversity Officer at FedEx Corporation, the world’s largest express transportation company. From 2008 to 2018, Mr. Brown served as Senior Vice President and Chief Human Resources & Diversity Officer of FedEx; and prior to that, he held a series of leadership positions at FedEx. He is lauded as a business trailblazer and one of the most iconic executives in the company’s 50-year history. Mr. Brown brings extensive operational, human resources and diversity and inclusion expertise to the Board.

Scott P. Callahan became a director of the Company in 2013.Mr. Callahan has more than thirty years’ experience in the property and casualty reinsurance industry. Mr. Callahan currently serves as President and Managing Member of SPC Global RE Advisors, LLC, a consulting firm specializing in reinsurance matters, a position he has held since 2013. From 2002 to 2011, Mr. Callahan served as Executive Vice President of Everest Reinsurance Holdings, Inc. and Everest Reinsurance Company. Mr. Callahan also served as a director of Everest Reinsurance Company from 2001 to 2011, a director of Everest International Reinsurance, Ltd. from 2003 to 2007, and director of Everest Reinsurance (Bermuda), Ltd. from 2001 to 2007. Mr. Callahan’s broad knowledge of the reinsurance industry allows him to provide valuable perspective to the Board, particularly on matters related to the Company’s reinsurance program.

Kimberly D. Campos became a director of the Company in 2017. Ms. Campos joined the Company in 2007 and became Chief Administrative Officer in June 2015 and Chief Information Officer in February 2015. Prior to assuming these roles, Ms. Campos spent eight years in the Company’s internal audit department, serving as both IT Manager and then IT Audit Director. She managed IT general controls reviews and new application deployment and performed ongoing security and risk awareness training to improve operational efficiencies and address ongoing compliance with regulatory requirements. Ms. Campos brings to the Board significant experience in information technology, risk management, regulatory compliance and operational efficiency practices.

Stephen J. Donaghy became a director of the Company in 2020. Mr. Donaghy became Chief Executive Officer of the Company in July 2019 and was previously the Chief Operating Officer of the Company from March 2016 until his appointment as Chief Executive Officer. He also served as our Secretary from February 2013 to December 2019, Chief Marketing Officer from January 2015 to March 2016, Chief Administrative Officer from February 2013 to June 2015, Chief Information Officer from 2009 to February 2015 and Executive Vice President since 2006. Before joining the Company, Mr. Donaghy held various executive positions at JM Family Enterprises, a private company, including Vice President of Strategic Initiatives, Vice President of Sales and Marketing and Senior Information Officer. As our Chief Executive Officer, Mr. Donaghy provides substantial insight on the Board regarding the operations of the Company.

Sean P. Downes became Executive Chairman in July 2019. Prior to being the

Executive Chairman, Mr. Downes was Chairman of the Board of Directors and Chief Executive Officer of the Company from 2013 to July 2019. Mr. Downes also served as President of the Company from 2013 to March 2016. Prior to becoming President and Chief Executive Officer, Mr. Downes served as Senior Vice President and Chief Operating Officer of the Company since 2005 and Chief Operating Officer of UPCIC, a wholly-owned subsidiary of the Company, since 2003. Mr. Downes has served as a director of the Company since 2005 and as a director of UPCIC since 2003. Prior to joining UPCIC, Mr. Downes was Chief Operating Officer of Alder Adjusting Corporation (formerly Universal Adjusting Corporation), a wholly-owned subsidiary of the Company, from 1999 to 2003. As an experienced financial and operational leader within the insurance industry, Mr. Downes brings to the Board a broad understanding of the strategic priorities and operational demands facing the Company.

Marlene M. Gordon became a director of the Company in 2020. Mrs. Gordon has more than 25 years of experience serving as legal counsel within the consumables and service industries and championing women’s leadership in the workplace. Mrs. Gordon has served as Senior Vice President and Chief Legal Officer for Panera, LLC, comprised of Panera Bread®, Caribou Coffee® and Einstein Bros.® Bagels, since May 2022. Mrs. Gordon previously served as Senior Vice President, Chief Administrative Officer, General Counsel and Secretary for Del Monte Fresh Produce Company, a global producer, marketer and distributor of fruit and vegetable products, from 2020 to 2022, and she previously served as Chief Legal, Compliance & Communications Officer and Secretary at Del Monte from 2018 to 2022. Prior experience includes approximately six years at Bacardi U.S.A., Inc., a spirits company, where she served most recently as Vice President, General Counsel for North America, in addition to serving as the Global Chair for Bacardi’s Women-In-Leadership Program, an initiative that was founded with the mission of unleashing the potential of current and future female leaders at Bacardi to drive sustainable top and bottom line business growth. Prior to Bacardi, Mrs. Gordon spent 14 years at Burger King Corporation, serving most recently as Vice President, Assistant General Counsel, Marketing and Intellectual Property, in addition to serving as chair of the company’s Women’s Leadership Forum. Mrs. Gordon brings to the Board substantial leadership experience along with compliance and corporate governance expertise.

Francis X. McCahill, III became a director of the Company in 2021. Mr. McCahill began his insurance career in 1972 with the Wall Street brokerage firm Frank B. Hall serving as junior account executive in the marine insurance department. He went on to manage the worldwide corporate risk management departments of three Fortune 500, multi-national corporations: Bristol Myers-Squibb, Norton Simon, Inc., and Harris Corporation. In 1989, he joined Johnson & Higgins, Inc. as a Vice President. From there he founded Cypress Underwriters, a regional property & casualty managing general agency. Ultimately, Mr. McCahill was a founder, President and CEO of Homeowners Choice, Inc. a Florida homeowners insurance company. Mr. McCahill’s broad knowledge of the homeowners insurance industry and of risk management allows him to provide valuable perspectives to the Board.

Richard D. Peterson became a director of the Company in 2014. Mr. Peterson has over 20 years of experience in the areas of executive management, finance and accounting. Since September 2022, Mr. Peterson has served as Chief Financial Officer of Turn Biotechnologies, Inc., a private biotechnology company. Mr. Peterson previously served as the Chief Financial Officer of various biotech companies from 2015 to 2021, including the publicly traded Botanix Pharmaceuticals, Sienna Biopharmaceuticals, Inc. and Novan, Inc. Mr. Peterson served in various executive roles at Medicis Pharmaceutical Corporation, a New York Stock Exchange (“NYSE”) listed company, from 1995 to 2012, including as Executive Vice President, Chief Financial Officer and Treasurer from 2008 to 2012. Mr. Peterson has an understanding of corporate governance matters and experience with financial reporting and executive leadership that make him a valued member of our Board.

Michael A. Pietrangelo became a director of the Company in 2010. Since 1998,

Mr. Pietrangelo has practiced law with, and is now Of Counsel to, the firm of Pietrangelo Smith, PLC. Mr. Pietrangelo is admitted to the bars of the states of New York and Tennessee and the District of Columbia. He served on the board of directors of MRI Interventions Inc., a publicly traded research and development company, from 2010 to 2014. He brings valuable experience to the Board in corporate governance, legal and financial matters as a result of his positions as a lawyer, executive and director of privately held and public companies, as well as nonprofit organizations.

Ozzie A. Schindler became a director of the Company in 2007. Mr. Schindler has been a shareholder with the law firm of Greenberg Traurig, LLP since 2005, specializing in all aspects of international tax planning. He is admitted to both the Florida and New York state bars. Mr. Schindler provides strong regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to the Board.

Jon W. Springer became a director of the Company in 2013 and was an executive with the Company from 2006 until his retirement in January 2021. Mr. Springer served as President and Chief Risk Officer of the Company from March 2016 until his retirement on January 31, 2021. Prior to taking on such role, he served as an Executive Vice President and Chief Operating Officer of the Company since 2013. Mr. Springer was an Executive Vice President of Evolution Risk Advisors, Inc. (formerly Universal Risk Advisors, Inc.), a wholly-owned subsidiary of the Company, from 2006 through 2008, and an Executive Vice President of Blue Atlantic Reinsurance Corporation (“Blue Atlantic”), a wholly-owned subsidiary of the Company, from 2008 to 2013. Before joining Evolution Risk Advisors, Inc. in 2006, Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office. Mr. Springer brings to the Board extensive experience in the property and casualty insurance industry, including with respect to reinsurance arrangements.

Joel M. Wilentz, M.D. became a director of the Company in 1997. Dr. Wilentz is one of the founding members of Dermatology Associates, founded in 1970, and of the Centers for Cosmetic Enhancement in Florida. He is a former member of the board of directors of the Neurological Injury Compensation Association for the State of Florida. Dr. Wilentz is a member of the Board of Governors of Nova Southeastern University. Dr. Wilentz’s general business acumen and deep understanding of the Florida business, professional and regulatory environment allow him to provide independent guidance to the Board on a wide variety of general corporate and strategic matters.

 Board Membership Criteria and Nominations

In selecting candidates for director, the Nominating and Governance Committee looks for individuals with strong personal attributes including:

•	Integrity: Directors should demonstrate high ethical standards in their personal and professional dealings.

•	Accountability: Directors should be willing to be accountable for their decisions as directors.

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors should interact with each other in a manner that encourages responsible, open, challenging and inspired discussion.

•	High Performance Standards: Directors should have a history of achievements that reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their service on the Board.

•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

Our Board values diversity in selecting nominees to serve on our board. Pursuant to our Corporate Governance Guidelines, the Board seeks members from diverse professional backgrounds, and considers an individual’s independence, diversity, skills and experience in the context of the needs of the Board. In nominating directors, the Board considers, among other things, functional areas of experience, educational background, employment experience and leadership performance. Three of our directors are racially and ethnically diverse.

The Board generally believes that the Nominating and Governance Committee and the Board are best situated to identify candidates with appropriate industry and related expertise to meet the Company’s needs; however, the Nominating and Governance Committee will consider any director nominees recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. If a shareholder desires to formally propose a director nominee at the annual meeting, or to put a proposal on the agenda for the annual meeting, our bylaws establish an advance notice procedure that must be complied with in order to do so.

Personal and professional attributes and skills of the nominees

Our nominees have executive experience and skills that are aligned with our business and strategy as follows:

Out of 12 board nominees

 Corporate Governance Framework

The Board’s leadership structure is designed so that authority and responsibility are effectively allocated between the Board and management. In addition to our strong corporate governance practices and the key oversight roles of our Lead Independent Director and committee chairs, each as described below, all directors share equally in their responsibilities as members of the Board and take seriously the charge of leading the Company on behalf of our shareholders. Our corporate governance framework reflects our commitment to independence, corporate responsibility and accomplishing our financial goals through responsible development and execution of corporate strategy. Our governance framework enables independent and skilled directors to provide oversight, advice and counsel to promote the interests of the Company and our shareholders. Our governance framework is established and evidenced by our Corporate Governance Guidelines (“Governance Guidelines”), Code of Business Conduct and Ethics (“Code of Conduct”), Whistleblower Policy (“Whistleblower Policy”), our enterprise risk management program and our commitment to transparent financial reporting. Our Governance Guidelines, Code of Conduct, Whistleblower Policy and the charters of each Board committee are available www.universalinsuranceholdings.com. The Board, along with management, regularly reviews our policies and procedures, charters, policies and practices in order to provide appropriate standards of corporate governance.

Governance Highlights

The following chart highlights our corporate governance practices and principles.

Board Independence	•	Eight of our 12 director nominees are independent.

	•	Messrs. Downes and Donaghy and Ms. Campos are the members of management who serve as directors. Mr. Springer is a former member of management.

Board Composition	•	The Nominating and Governance Committee regularly reviews Board performance, assesses gaps in skills or experience on the Board and periodically recommends new directors to add a fresh perspective to the Board while maintaining continuity and valuable historic knowledge.

Lead Independent Director	•	Our independent directors elect our Lead Independent Director.
	•	Our Lead Independent Director chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

Board Committees	•	We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee.

	•	Our Audit Committee, Compensation Committee and Nominating and Governance Committee are each comprised exclusively of independent directors.

	•	Chairs of the Board committees shape the agenda and information presented to their committees.

Board Oversight of Risk Management	•	The Board seeks to facilitate the identification and appropriate management of material risks, and the Board and its committees regularly review material operational, financial, compensation, environmental, social and compliance risks with senior management.

Accountability	•	Our directors are elected annually.

	•	We have outreach and engagement with our largest shareholders and have established a mechanism to allow shareholders to communicate anonymously any concerns to our independent directors.

Open Communications	•	Our committees report to the Board regularly.

	•	The Board promotes open and frank discussions with management.

	•	Our directors have free access to members of management and other employees and are authorized to hire outside consultants or experts at the Company’s expense.

Director Education	•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

Self-Evaluations	•	The Board and each committee conduct annual evaluations of their performance.

Succession Planning	•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

Director Stock Ownership	•	Within five years of joining the Board, each non-employee director is expected to own shares of our common stock having a value of at least three times the annual cash retainer. The Executive Chairman and Chief Executive Officer are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries.

Clawback Policy; No Hedging or Pledging	•	We have a compensation clawback policy designed to mitigate risk in connection with executive compensation.

	•	Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

Board and Committee Meetings

Meetings of the Board are held regularly each quarter and as may otherwise be required. The Board held 4 meetings during 2022. We encourage directors to attend the annual meeting of shareholders and expect that they will attend. All of our directors then in office were present at the 2022 Annual Meeting of Shareholders. In addition, all of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2022.

Board Leadership Structure

The Board believes that it is important to retain flexibility in determining the best leadership structure for the Company as our needs may change over time. Currently, our Board leadership structure consists of a Lead Independent Director, an Executive Chairman (who was our former CEO), and strong committee chairs. The Board believes that our current structure provides necessary independent leadership and engagement while maintaining the benefit of having our former CEO chair regular Board meetings as important strategic and business matters are discussed. In addition, our Chief Executive Officer, who is the individual primarily responsible for management of our Company, is also an active and engaged member of our Board. The roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. In 2019, we separated the Chairman and Chief Executive Officer roles; Sean P. Downes assumed the role of Executive Chairman, and Stephen J. Donaghy was appointed as the Company’s Chief Executive Officer.

The Board believes that our shareholders are best served at this time by having Mr. Downes continue his role as Chairman of the Board, in view of his tenure and experience with the Company. As Executive Chairman, Mr. Downes continues to set agendas for, and to lead Board discussions of, strategic matters affecting our business at the time. Our Executive Chairman is appointed annually by all the directors. The Executive Chairman’s responsibilities, in addition to providing general leadership to the Board, include calling and presiding at Board and shareholder meetings and preparing meeting schedules, agendas and materials.

Independence of Our Directors

NYSE rules require that at least a majority of our directors be independent of the Company and management. The Board has determined that each of our directors, other than Messrs. Downes, Donaghy and Springer and Ms. Campos, is an “independent director,” as such term is defined by NYSE rules.

Lead Independent Director; Meetings of Independent Directors

Michael A. Pietrangelo has served as the Lead Independent Director since 2014. Our independent directors met 3 times in executive session in 2022. Our Lead Independent Director presides over all executive sessions of our independent directors, facilitates communication between management and our independent directors and is available for consultation with major shareholders and other constituencies, as appropriate. Interested parties may anonymously communicate any concerns to our independent directors, including our Lead Independent Director, by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters.

Board and Committee Annual Evaluations

At the direction of the Nominating and Governance Committee, the Board annually conducts a self-evaluation aimed at enhancing effectiveness. The Board consults with an outside law firm as an external evaluator. This evaluation process also considers individual director performance. The annual assessment process is a key governance tool used by the Nominating and Governance Committee to solicit feedback in a number of areas, including overall effectiveness, communications with management and committee structures. Each committee also performs an annual self-evaluation, which includes an assessment of its effectiveness and a review of the committee charter and other relevant governance practices and procedures. The Nominating and Governance Committee periodically reviews and assesses the evaluation process as well.

The Board’s Role in Risk Oversight

Risk is an inherent part of our business, and effective risk management is a top Board priority. Enterprise risk management and key risks identified by management are overseen by the Board and its committees. These include key risks such as pricing/underwriting, strategic, reserving, and legal risks as well as operational, market, liquidity, credit and reputational risks. The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of our customers. The Board, through its committees, also oversees the Company’s dedicated Enterprise Risk Management (“ERM”) function, as described below.

Our Board committees also help manage risk. The Audit Committee performs a central oversight role with respect to financial and compliance risks. As part of its responsibilities, the Audit Committee discusses with management the Company’s policies and guidelines governing the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Investment Committee considers risks related to the investment of the Company’s securities portfolio and the Company’s investment strategy. The Risk Committee assists in managing risk by developing and overseeing the risk management process and systems of internal controls intended to provide assurance that the Company has identified and evaluated key enterprise risks and implemented mitigating controls. The Risk Committee receives a comprehensive periodic risk report, which describes the Company’s key risk exposures using quantitative and qualitative assessments and includes information about breaches or exceptions. The Compensation Committee considers risk in connection with its design of compensation programs for our executives, including confirming that the compensation program does not encourage unnecessary risk taking, as more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Nominating and Governance Committee assists in managing risk by regularly reviewing the Company’s governance practices and the composition of the Board and its committees, including with regard to director independence.

Enterprise Risk Management

We maintain a dedicated ERM function that is responsible for analyzing and reporting the Company’s risks; facilitating monitoring to ensure the Company’s risks remain within its appetites, limits and tolerances; and ensuring, on an ongoing basis, that our ERM objectives are met. This includes ensuring that proper risk controls are in place; risks are effectively identified, assessed, and managed; and key risks to which the Company is exposed are appropriately disclosed. The ERM function plays an important role in fostering the Company’s risk management culture and practices.

In light of the segment of the insurance industry in which we operate, we maintain a moderate to high appetite for underwriting risk, which seeks to provide profitable growth for our shareholders while managing our risk with disciplined pricing and portfolio management standards. We mitigate our underwriting risk with sound reinsurance protection, effective operational policies and procedures, and capital management strategies.

Enterprise Risk Management Framework

Our ERM framework provides a platform to assess the risk/return profiles of risks throughout the organization to enable enhanced decision-making by business leaders. A certain level of risk is inherent in the business activities of the Company. Therefore, there is a strong risk management culture and ERM framework embedded within the organization. The level of acceptable risk is memorialized in the Company’s risk appetite and tolerance statements and is based on the tradeoff of assumed risk versus the expected value of the opportunity or how much risk the Company is willing to accept in the pursuit of value. The risk appetite is articulated as the overall statement that describes the Company’s risk-reward profile while highlighting the types and level of risks assumed in pursuit of the Company’s business objectives. The tolerance statements are established for all key risk categories and are expressed as a measure of the level of variation around business objectives that the Company is willing to accept. Both the risk appetite and tolerance statements are reviewed, refreshed as necessary and approved annually to adjust with the desired level of risk exposure.

Proactive monitoring and reporting enable early detection and mitigation of emerging risks. The Risk Committee reviews the risk appetite and tolerance statements and oversees the design of the framework. The framework supports the acceptable level of risk which is the basis of the decision-making of management and ultimately the Board. The Company has devoted significant resources to developing its ERM program and expects to continue to do so in the future.

Code of Business Conduct and Ethics

Our Code of Conduct is a critical component in helping us maintain high professional standards. We also provide an internal reporting hotline, through which employees can anonymously report suspected violations of the Code of Conduct or other policies. Suspected violations of the Code of Conduct are investigated by the Company and may result in disciplinary action. The Code of Conduct is publicly available on our website at

www.universalinsuranceholdings.com. The Audit Committee annually reviews our Code of Conduct for changes, as appropriate. In the event of an amendment to the Code of Conduct, or a waiver from a provision of the Code of Conduct granted to a senior executive officer, the Company intends to post such information promptly on its website.

Governance Guidelines

Our Governance Guidelines address director independence standards, conflicts of interest, meeting and committee procedures, Board membership criteria, director qualifications and duties and succession planning, among other pertinent governance matters. Our Governance Guidelines are publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews the Governance Guidelines for changes, as appropriate.

Shareholder Communications

We have established a process for shareholders to send communications to the Board. Shareholders may anonymously communicate any concerns regarding the Company to our independent directors by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters. Upon receipt of any shareholder concerns, our independent directors have discretion whether to convey any such information to our full Board. Shareholders may send other general communications to our Company by mail to our Secretary, Gary Lloyd Ropiecki, at Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

We proactively engage with our shareholders on a variety of topics, including governance and executive compensation matters.

Corporate Responsibility

Our shareholders, customers and other stakeholders have increasingly expressed interest in our sustainability efforts through our environmental, social and governance (“ESG”) practices. We value being a responsible corporate citizen and engage with our investors, customers, employees, agents and brokers, rating agencies and other stakeholders on business issues and environmental, social and governance topics. We also provide robust and detailed information on the key ESG initiatives we support on our website, https://universalinsuranceholdings.com. We are continually evaluating our strategic approach to corporate responsibility and have implemented various initiatives to address ESG issues, including appointment of a Director of Sustainability to oversee these efforts for the organization.

Corporate Governance and Ethics

We are committed to promoting corporate responsibility and achievement of our financial goals through responsible development and execution of corporate strategy. The Board provides continuing oversight of our governance processes. With a commitment to ethics, we conduct our business in accordance with our Code of Conduct, which emphasizes treating all employees and customers with fairness, decency and good citizenship. We also conduct employee ethics training modules on an annual basis. For more information on our governance practices, see “Governance Highlights” and the accompanying discussion above.

 Committees and Committee Chairs

The Board has appointed strong committee chairs to lead each Board committee in its respective area. All committee chairs, with the exception of the Investment Committee chair, are independent and appointed annually by the Board. Committee chairs are responsible for setting meeting agendas, presiding over committee meetings, facilitating open communications with the Board and management and working directly with management in connection with committee matters. Our committees have the authority and the resources to seek legal or other expert advice from independent sources. Each committee reports its actions and recommendations to the full Board on a regular basis.

		Nominating & Governance Committee	Investment Committee	Compensation Committee	Audit Committee	Risk Committee
Shannon A. Brown	I
Scott P. Callahan	I	Chair	Member
Kimberly D. Campos						Member
Stephen J. Donaghy
Sean P. Downes	C		Member
Marlene M. Gordon	I	Member
Francis X. McCahill, III	I		Member
Richard D. Peterson	I, E			Member	Chair
Michael A. Pietrangelo	I, LD	Member		Chair
Ozzie A. Schindler	I, E				Member	Chair
Jon W. Springer			Chair			Member
Joel M. Wilentz, M.D.	I	Member		Member	Member

I - Independent director; C - Chairman of the Board; LD - Lead Director; E - Audit Committee Financial Expert

Audit Committee

The Audit Committee provides oversight of the Company’s financial management, internal audit department and independent auditor. The Audit Committee oversees the quality and effectiveness of the Company’s internal controls, which provide reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Audit Committee also reviews and monitors the Company’s financial reporting procedures, compliance and disclosure, including overseeing the preparation of financial statements. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints and evaluates the performance of the independent auditor.

•	The Audit Committee held 5 meetings in 2022.

•

The Board has determined that Messrs. Peterson and Schindler are each an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

•	The Audit Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Audit Committee annually reviews its charter to determine whether any changes are appropriate.

Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the Company’s executive compensation philosophy and principles, reviewing and recommending for approval by the independent directors the compensation for and employment agreement with our Chief Executive Officer, approving the compensation for and employment agreements with certain other executive officers, establishing and evaluating performance-based goals related to compensation, overseeing the design and administration of the 2009 Omnibus Incentive Plan, as amended from time to time (“2009 Plan”) and the Company’s 2021 Omnibus Incentive Plan, as amended from time to time (the “2021 Plan”), and reviewing, and recommending for approval by the full Board, the compensation for our independent directors.

•	The Compensation Committee held 4 meetings in 2022.

•	The Compensation Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Compensation Committee annually reviews its charter to determine whether any changes are appropriate.

Nominating and Governance Committee

The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board. It assists the Board by identifying individuals qualified to become directors and recommends to the Board nominees for the next annual meeting of shareholders and to fill vacancies in membership of the Board as they occur; recommends to the Board nominees for each committee of the Board; and considers matters relating to corporate governance generally, including assessing the adequacy of our corporate governance policies and procedures and making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures, including our Governance Guidelines and our certificate of incorporation and bylaws. The Nominating and Governance Committee also oversees the director self-evaluation process and is responsible for maintaining orientation and continuing education programs for all directors.

•	The Nominating and Governance Committee held 4 meetings in 2022.

•	The Nominating and Governance Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Nominating and Governance Committee annually reviews its charter to determine whether any changes are appropriate.

Investment Committee

The Investment Committee’s responsibilities include monitoring whether the Company has adopted and adheres to a rational and prudent investment strategy; monitoring whether investment actions are consistent with the Company’s investment strategy, financial objectives and business goals; monitoring compliance with legal and regulatory requirements pertaining to investment and capital management; and assessing the competence and performance of the Company’s third-party investment advisors. The Investment Committee does not make operating decisions about market timing, sector rotation or security selection, which are the responsibilities of management and the Company’s third-party investment advisors.

•	The Investment Committee held 6 meetings in 2022.

•	The Investment Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Investment Committee annually reviews its charter to determine whether any changes are appropriate.

Risk Committee

The Risk Committee’s responsibilities include designing, implementing and maintaining an effective risk management framework; evaluating and addressing risk management and capital management matters affecting the Company related to the design and implementation of the Company’s risk management framework; assessing the Company’s ERM capabilities; maintaining a risk-aware corporate culture; and developing risk tolerance protocols and procedures. The Risk Committee annually reviews the Company’s risk tolerance levels, risk appetite statements and risk management policy.

•	The Risk Committee held 4 meetings in 2022.

•	The Risk Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Risk Committee annually reviews its charter to determine whether any changes are appropriate.

 Compensation Committee Interlocks and Insider Participation

Richard D. Peterson, Michael A. Pietrangelo and Joel M. Wilentz, M.D. served as members of the Compensation Committee during 2022. There are no Compensation Committee interlocks, meaning that none of our executive officers served on the compensation committee (or its equivalent) or Board of Directors of another entity for which any of our directors served as an executive officer at any time during 2022.

No Compensation Committee member is or was an employee or officer of the Company or has any relationship with the Company requiring disclosure as a related party transaction.

 Director Compensation

Each independent director currently receives an annual cash retainer of $85,000. In light of the workload and broad responsibilities of their positions, the chairs of our Compensation Committee, Investment Committee, Nominating and Governance Committee and Risk Committee each receive an additional annual cash retainer of $15,000, while the chair of our Audit Committee and our Lead Independent Director each receive an additional cash retainer of $20,000, effective as of June 2022.

In addition, also in June 2022, the Board adopted a non-employee director compensation policy pursuant to which, on the date of each annual meeting of shareholders, each continuing non-employee director shall be granted shares of restricted stock or restricted stock units with a grant date fair market value of $65,000, under our 2021 Omnibus Incentive Plan.

In 2022, Messrs. Downes and Donaghy and Ms. Campos were employees of the Company and did not receive additional compensation for their Board service.

Director Summary Compensation Table

The table below summarizes the compensation paid to our independent directors for the fiscal year ended December 31, 2022.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Shannon A. Brown (2)	$13,694	$—	$13,694
Scott P. Callahan	$100,000	$65,005	$165,005
Marlene M. Gordon (3)	$85,000	$129,505	$214,505
Francis X. McCahill, III (3)	$85,000	$129,505	$214,505
Richard D. Peterson	$102,774	$65,005	$167,779
Michael A. Pietrangelo (4)	$111,096	$65,005	$176,101
Ozzie A. Schindler	$100,000	$65,005	$165,005
Jon W. Springer	$100,000	$65,005	$165,005
Joel M. Wilentz, M.D.	$85,000	$65,005	$150,005

(1)

Represents restricted stock awards to acquire in the aggregate, 52,696 shares of common stock. The dollar value represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) without regard to forfeitures related to service-based vesting conditions. Dividends, if any, on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. The restricted stock awards granted in June 2022 vest 100% on the earlier of one year following the grant date, or the next annual meeting of stockholders, with the exception of those awards described in note (3) below.

(2)	Mr. Brown joined the Board in November 2022.

(3)

To recognize their contributions and service as directors since 2020 and 2021, respectively, the Board awarded each of Ms. Gordon and Mr. McCahill $64,500 of restricted stock awards in May 2022 which vest 100% one year following the grant date. Along with the other non-employee directors, they also received restricted stock awards on the date of the 2022 Annual Meeting of Shareholders, as described in note (1).

(4)

In addition to the annual cash retainer of $85,000, Mr. Pietrangelo receives $15,000 for his role as chair of the Compensation Committee, and, effective June 2022, $20,000 for his role as Lead Independent Director.

Stock Ownership Guidelines; No Hedging or Pledging Shares

We believe that our directors should be personally invested in the Company alongside our shareholders. Within five years of joining the Board, each non-employee director is expected to own shares of our common stock having a value of at least three times the annual cash retainer. The Executive Chairman and Chief Executive Officer are

each expected to own shares of our common stock having a value of at least three times their respective annual base salaries. Additionally, our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

 Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of copies of Forms 3, 4 and 5 provided to us and written representations by the Reporting Persons, we believe that, for the year ended December 31, 2022, all of the Reporting Persons timely filed the required reports under Section 16(a), except for one Form 4 for each of Mr. Wilcox and Ms. Campos with respect to one transaction each, and for one Form 3 and three Forms 4 for Gary L. Ropiecki, who was appointed the Company’s principal accounting officer in March 2022. His reports were late due to a misunderstanding about whether he was considered to be an “officer” for reporting purposes pursuant to Section 16(a) of the Exchange Act, since the Company determined that he was not an “executive officer” for reporting purposes pursuant to Item 401(b) of Regulation S-K.

 Information About Our Executive Officers

Our executive officers are elected annually by the Board and serve at the discretion of the Board. The current executive officers of the Company are as follows:

Name	Age	Position
Stephen J. Donaghy	58	Chief Executive Officer and Director
Sean P. Downes	53	Executive Chairman

Frank C. Wilcox	57	Chief Financial Officer

Kimberly D. Campos	45	Chief Administrative Officer, Chief Information Officer and Director

Our executive officers are collectively referred to in this Proxy Statement as our “Named Executive Officers” or “NEOs.” Biographical information about our Named Executive Officers is as follows.

Stephen J. Donaghy. For biographical information on Stephen J. Donaghy, see “Director Nominees.”

Sean P. Downes. For biographical information on Sean P. Downes, see “Director Nominees.”

Frank C. Wilcox became the Chief Financial Officer of the Company and Chief Financial Officer and Treasurer of the Company’s wholly-owned insurance subsidiaries in 2013. Mr. Wilcox served as the Company’s Vice President – Finance from 2011 to 2013 and as the Company’s Principal Accounting Officer from 2013 to 2022. Prior to joining the Company, Mr. Wilcox held senior corporate accounting positions with Burger King Corporation (2006 to 2011) and BankUnited (2000 to 2006), as well as various auditing, finance, accounting and SEC reporting positions from 1989 to 2000 at Coopers & Lybrand, The Blackstone Group, Dean Witter, Credit Suisse First Boston and American Express Financial Advisors. Mr. Wilcox has been licensed as a certified public accountant in New York since 1996.

Kimberly D. Campos. For biographical information on Kimberly D. Campos, see “Director Nominees.”

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the compensation paid to our Named Executive Officers (the “Say on Pay Vote”), as disclosed in this Proxy Statement on pages 24-39. Although the voting results are not binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters, and the Compensation Committee will consider the voting results when evaluating our executive compensation program.

In view of the Say on Pay Vote at the 2021 Annual Meeting of Shareholders, in which 42% of the shares cast voted to approve the Say on Pay Vote, we revised our executive compensation program significantly in 2022, which we discussed in our proxy statement for the 2022 Annual Meeting of Shareholders. As a result, 93% of the shares cast voted to approve the Say on Pay Vote at the 2022 Annual Meeting. We believe that our program, as revised, will attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability, while also better aligning compensation with shareholders.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Universal Insurance Holdings, Inc.’s Named Executive Officers, as described in this Proxy Statement on pages 24-39.”

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

 Compensation Discussion and Analysis

We believe that the compensation provided to the Named Executive Officers for 2022 is aligned with our pay-for-performance philosophy and our overall business performance as evidenced by the key financial and operational milestones presented on pages 4-6 of this Proxy Statement.

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program and compensation principles. The Compensation Committee oversees our compensation program for our Named Executive Officers and the equity compensation program for the Company’s employees generally. All of our executive officers are Named Executive Officers.

The Compensation Committee designs our executive compensation program to:

•	attract, retain and reward high-performing executives who will work well as a team to drive Company growth and profitability;

•	increase long-term value for shareholders;

•	balance both short- and long-term focus;

•	manage the Company in a prudent and responsible manner; and

•	maintain and enhance the Company’s reputation for operational excellence.

In making its decisions, the Compensation Committee takes into account, among other things:

•	the Company’s performance;

•	shareholder alignment;

•	the voting results of the annual say on pay resolution;

•	individual performance;

•	the Company’s executive retention needs;

•	the recommendations of the Chief Executive Officer (other than with respect to his own compensation);

•	the terms of applicable employment agreements with the Named Executive Officers; and

•	the advice of the Compensation Committee’s independent compensation consultant and outside legal counsel.

 New Compensation Structure

In 2022, we meaningfully amended our CEO’s compensation program, including a 40% reduction to his target cash incentive and a 44% reduction to his overall target compensation. Additionally, for both the CEO and Executive Chairman, we transitioned their short-term cash incentive and long-term equity incentive compensation from discretionary to performance-based. Specifically, we:

•	Restructured the cash incentive criteria to reflect pre-set quantitative performance metrics (vs. discretionary criteria previously), with threshold, target and maximum levels; and

•	Restructured the long-term equity incentive compensation such that:

○	50% of the equity incentive that the CEO and Executive Chairman are eligible to receive is performance-based (vs. only a minority of the equity incentive previously); and

○	Performance-based equity compensation is now subject to a three-year measurement period (vs. only one year previously), with threshold, target and maximum levels.

While both our CEO and Executive Chairman received stock options as a component of their equity compensation in 2022, these grants were made pursuant to their legacy compensation arrangements. Beginning with fiscal 2023, they will no longer receive stock options and their equity compensation will consist solely of performance stock units (PSUs) and restricted stock units (RSUs), with PSUs representing at least 50% of their overall equity compensation.

Restructured CEO Compensation Program:

Restructured CEO Compensation Program Compared to Prior Program
	New	Prior	Change
Salary	$1,000,000	$1,000,000	0%
Cash incentive target	$1,500,000	$2,500,000	-40%
Equity incentive target	$1,750,000	$4,116,250	-57%
Total target compensation opportunity	$4,250,000	$7,616,250	-44%
Target cash incentive criteria	Performance-based	Discretionary
Performance-based equity incentive as % of total target equity incentive	50%	30%	65%
Performance-based equity measurement period	3 years	1 year	N/A

Short-term Cash Incentive and Long-Term Equity Incentive Criteria (CEO and Executive Chairman):

Cash Incentive Award Criteria (effective beginning with fiscal 2022)
Weighting	Criteria	Threshold	Target	Max
50%	Net operating ratio*	100%	95%	90%
30%	GPW** growth	4%	8%	15%
20%	Qualitative	Qualitative

*

Net operating ratio’s numerator is calculated as the sum of losses & LAE, policy acquisition costs and other operating expenses, less net investment income, commission revenue, policy fees and other revenues, while the denominator reflects net premiums earned.

**	GPW means gross premiums written.

Long-Term Performance Equity Vesting Criteria (effective beginning with fiscal 2022)
Criteria	Threshold	Target	Max
3-year adjusted* book value per share growth	5%	10%	25%

*	Excludes cumulative dividends declared and accumulated other comprehensive income.

Summary of Compensation Opportunity for CEO and Executive Chairman

Although we did not amend the Executive Chairman’s employment agreement in 2022, the Compensation Committee determined that it would follow the structure of the CEO’s new compensation program as a model when making compensation decisions for the Executive Chairman. Here is a summary of the restructured compensation opportunity for both the CEO and the Executive Chairman:

Restructured CEO Compensation Opportunity (effective beginning with fiscal 2022)
Salary		$1,000,000
	Threshold	Target	Max

Annual cash incentive	$750,000	$1,500,000	$3,000,000
Time-based equity eligibility	$875,000	$875,000	$875,000
Performance-based equity eligibility	$437,500	$875,000	$1,750,000
Total compensation opportunity*	$3,062,500	$4,250,000	$6,625,000

*

Total compensation opportunity assumes $875,000 of time-based equity is issued in threshold, target and maximum scenarios, but the Compensation Committee may award less time-based equity or no time-based equity. At least 50% of executive’s equity compensation must consist of PSUs.

Restructured Executive Chairman Compensation Opportunity (effective beginning with fiscal 2022)*
Salary		$1,000,000
	Threshold	Target	Max

Annual cash incentive	$500,000	$1,000,000	$2,000,000
Time-based equity eligibility	$500,000	$500,000	$500,000
Performance-based equity eligibility	$250,000	$500,000	$1,000,000
Total compensation opportunity*	$2,250,000	$3,000,000	$4,500,000

*

Total compensation opportunity assumes $500,000 of time-based equity is issued in threshold, target and maximum scenarios, but the Compensation Committee may award less time-based equity or no time-based equity. At least 50% of executive’s equity compensation must consists of PSUs.

 2022 Compensation Components

Base Salary

Base salaries for each Named Executive Officer are set forth in their respective employment agreements, which are summarized below. In general, base salaries for our Named Executive Officers are set after considering a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions. The objective in setting base salaries is to provide an appropriate level of fixed compensation that will promote executive recruitment and retention.

Annual Cash Incentive Award

For 2022, Messrs. Donaghy and Downes were each eligible to receive an annual cash incentive award based on three metrics – net operating ratio, gross premiums written, and a qualitative assessment of job performance – and weighted as reflected in the table below, with pro rata amounts to be earned between levels of achievement. In addition, the cash incentive award cannot pay out at greater than the “target” level, unless the Company’s total shareholder return for the year ranks in the top third of the Russell 3000.

Cash Incentive Award Criteria (effective beginning with fiscal 2022)
Weighting	Criteria	Threshold	Target	Max
50%	Net operating ratio*	100%	95%	90%
30%	GPW** growth	4%	8%	15%
20%	Qualitative	Qualitative

*

Net operating ratio’s numerator is calculated as the sum of losses & LAE, policy acquisition costs and other operating expenses, less net investment income, commission revenue, policy fees and other revenues, while the denominator reflects net premiums earned.

**	GPW means gross premiums written.

In 2022, due primarily to the estimated $111 million net loss and LAE from Hurricane Ian, the net operating ratio for the year was greater than 100%. As a result, this component of the cash incentive award did not pay out. The Company’s gross premiums written growth was 10.4% in 2022, which is higher than the “target” level of 8%, but because the Company’s total shareholder return in 2022 was not in the top third of the Russell 3000, this component paid out only at the target level. Finally, the Compensation Committee determined that Messrs. Donaghy and Downes fully met the Committee’s expectations on the qualitative criteria of the award. Accordingly, the annual cash incentive award paid out at the 50% level. As Mr. Donaghy’s target cash incentive amount was $1,500,000, Mr. Donaghy received $750,000 for his 2022 cash incentive award. As Mr. Downes’s target cash incentive amount was $1,000,000, Mr. Downes received $500,000 for his 2022 cash incentive award.

Annual Cash Bonus

For Mr. Wilcox and Ms. Campos, based on Mr. Donaghy’s recommendation, the Compensation Committee awarded discretionary bonuses in the amounts of $300,000 and $100,000, respectively. Mr. Donaghy’s recommendation was based primarily on Mr. Wilcox’s leadership of the Company’s finance and accounting functions and on Ms. Campos’s continued leadership in the areas of information technology and risk management. In approving Mr. Wilcox’s bonus, the Compensation Committee also took into account input from the Audit Committee.

Equity Incentive Compensation

In general, the Company uses equity awards to align executives’ interests with shareholders’ interests, to focus executives on delivering long-term value to shareholders and to retain executives. Restricted stock units (“RSUs”) are settled in common stock upon vesting and are subject to time-based vesting requirements. Performance stock units (“PSUs”) are also settled in common stock upon vesting and are subject to both time-based and performance-based vesting requirements. For Messrs Donaghy and Downes, at least 50% of their equity awards will be performance-based. Dividend equivalents are accrued on both RSUs and the PSUs and are paid out in cash at the time that the award vests and shares are delivered to the executive in settlement of the award.

In 2022, Mr. Downes received 41,017 RSUs, which vest ratably over a three-year period; and Messrs. Donaghy and Downes received 61,526 and 41,017 PSUs, respectively, which will vest following the conclusion of the three-year performance period that runs through the end of fiscal 2024, but only to the extent that the performance criteria in the table below are met, with no vesting for performance below threshold:

Long-Term Performance Equity Vesting Criteria (effective beginning with fiscal 2022)
Criteria	Threshold	Target	Max
3-year adjusted* book value per share growth	5%	10%	25%

*	Excludes cumulative dividends declared and accumulated other comprehensive income.

These PSUs will vest at 50% for threshold performance, 100% for target performance and 200% for maximum performance, with pro rata amounts to be earned between levels of achievement.

In 2022, the Company discontinued granting stock options to its executives, although Messrs. Donaghy and Downes both received stock option grants prior to the Compensation Committee’s decision in April 2022 to discontinue this practice. Stock options have value only to the extent that the price of Company stock on the date of exercise exceeds the stock price on the grant date. Stock options vest in three annual equal installments subject to continued employment by the Company on the applicable vesting date.

Under Mr. Donaghy’s prior employment agreement, he was eligible to receive $1 million in stock options for 2022; under his new employment agreement, he is eligible to receive $1.75 million in PSUs and RSUs. Because he had already received 250,000 stock options with a grant date fair value of $307,827 in early March 2022, the Compensation Committee determined to pay out the balance of his stock option grant in cash – that is, $692,173, which is reported in the All Other Compensation column in the Summary Compensation Table – and to grant him $750,000 worth of PSUs, for a total of $1.75 million. As discussed above, beginning in 2023, Mr. Donaghy will no longer receive options and his equity compensation will solely consist of PSUs and RSUs, with PSUs accounting for at least 50% of the total equity granted to him.

Under Mr. Downes’s employment agreement, he was eligible to receive $850,000 in stock options for 2022. In April, he received 250,000 stock options with a grant date fair value of $511,222. At the same June meeting in which the Compensation Committee “trued” up Mr. Donaghy’s equity awards for 2022 to total $1.75 million

(including the cash payment to satisfy the balance of the stock option grant), the Committee determined to grant Mr. Downes $1 million in PSUs and RSUs, with PSUs comprising 50% of the award. Similar to Mr. Donaghy, beginning in 2023, Mr. Downes will no longer receive options and his equity compensation will solely consist of PSUs and RSUs, with PSUs accounting for at least 50% of the total equity granted to him.

Our other Named Executive Officers received the following equity awards in 2022: Mr. Wilcox and Ms. Campos received a grant of 10,000 RSUs and 5,000 RSUs respectively, which are subject to annual vesting over a three-year period and will vest immediately upon termination without cause or for good reason and upon a change in control.

Perquisites and Other Benefits

In 2022, the Company provided the following benefits to each of the Named Executive Officers: (1) Company-paid medical, dental, disability and other insurance premiums and (2) an annual automobile allowance. The Company also provided Company-paid premiums for term life insurance and long-term care for certain Named Executive Officers.

Other than as discussed herein, our Named Executive Officers participate in our corporate-wide benefit programs, which includes participation in the Company’s 401(k) plan. In addition, the Company believes that executives should be able to provide for their retirement needs from the total annual compensation and thus the Company does not provide its Named Executive Officers with any tax-qualified or nonqualified defined benefit pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of retirement compensation beyond the Company’s 401(k) plan.

Compensation Clawback Policy

Our clawback policy is designed to mitigate risk in connection with executive compensation. The clawback policy seeks to recover certain compensation awarded under our equity plans. Specifically, the clawback policy provides that if the Board determines that:

•

we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the law, whether or not such noncompliance is the result of misconduct, or

•

the prior determination of the level of achievement of any performance goal used under the Company’s equity plan is materially incorrect and that such determination caused the award of cash or shares in an amount greater than what should have been paid or delivered had such determination been correct, then the employee must reimburse the Company for the amount of overpayment with respect to an award under the equity plan, as well as to the extent required by and otherwise in accordance with applicable law and our policies as may be adopted from time to time.

No Hedging or Pledging Shares

Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness. Other Company employees are not subject to these restrictions.

Compensation Risk Assessment

Our employee compensation programs are intended to address, among other things, whether the program pays for performance and whether the program encourages unnecessary or excessive risk taking. We do not believe that our current compensation programs create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

a significant portion of total compensation is linked to the Company’s long-term performance, which encourages the creation of shareholder value and achievement of key operational and business development goals; and

•	our clawback policy provides additional assurance that risks associated with our compensation plans and policies are further mitigated.

 Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael A. Pietrangelo, Chair

Richard D. Peterson

Joel M. Wilentz, M.D.

Equity Compensation Plan Information

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of the year ended December 31, 2022. The only equity compensation plans in effect on December 31, 2022 were the 2009 and 2021 plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity compensation plans approved by security holders—2009 Plan	2,831,591	$23.44	—
Equity compensation plans approved by security holders—2021 Plan	1,063,394	$12.50	687,910
Equity compensation plans not approved by security holders	—	—	—
Total	3,894,985	—	687,910

(1)

This column reflects all stock options, restricted stock awards, restricted stock units and performance share units (assuming achievement of target performance) granted under the 2009 Omnibus Plan and 2021 Omnibus Plan that were outstanding as of December 31, 2022.

(2)

This column reflects the weighted-average exercise price of stock options granted under the 2009 and 2021 plan that were outstanding as of December 31, 2022. Restricted stock awards, restricted stock units, and performance share units reflected in column (a) are not reflected in this column as they do not have an exercise price.

 2022 Summary Compensation Table

The following table sets forth the compensation paid to or earned by the Named Executive Officers during each of the last three years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Options Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total

Stephen J. Donaghy, Chief Executive Officer and Director	2022	$1,000,000	—	$750,002	$307,827	$750,000	$770,564	$3,578,393
	2021	$1,000,000	—	$1,468,000	$1,000,000	—	$72,457	$3,540,457
	2020	$1,000,000	—	$1,269,000	$1,000,000	—	$53,914	$3,322,914

Sean P. Downes, Executive Chairman	2022	$1,000,000	—	$999,994	$511,222	$500,000	$74,984	$3,086,200
	2021	$1,000,000	—	—	—	—	$72,143	$1,072,143
	2020	$1,567,813	—	—	$850,000	—	$69,274	$2,487,087

Frank C. Wilcox, Chief Financial Officer	2022	$500,000	$300,000	$95,800	—	—	$48,864	$944,664
	2021	$462,500	$325,000	$169,100	—	—	$63,280	$1,019,880
	2020	$462,500	$300,000	—	$399,998	—	$47,974	$1,210,472

Kimberly D. Campos, Chief Admin. Officer, Chief Information Officer and Director	2022	$315,000	$100,000	$47,900	—	—	$27,294	$490,194
	2021	$300,000	$100,000	$84,550	—	—	$34,352	$518,902
	2020	$300,000	$100,000	$29,286	—	—	$21,332	$450,618

(1)

The amounts reported in this column represent the aggregate grant date fair value related to (a) the PSUs granted to Messrs. Donaghy and Downes, based on target level performance and (b) the RSUs granted to Messrs. Downes and Wilcox and Ms. Campos (see the “2022 Grants of Plan-Based Awards” table below for further details regarding the PSUs and RSUs granted). Grant date fair value is computed in accordance with FASB ASC Topic 718 without regard to forfeitures related to service-based vesting conditions. With respect to the PSUs, assuming the maximum level of performance, their grant date fair values would be $1,500,000 and $1,000,000, respectively, for Messrs. Donaghy and Downes.

(2)

The amounts reported in this column for 2022 represent the aggregate grant date fair value of the stock option awards granted to Messrs. Donaghy and Downes. The amounts disclosed for option awards represent the weighted-average grant date fair value computed in accordance with FASB ASC Topic 718, which was $1.64, and are estimated using a Black-Scholes option-pricing model utilizing the following assumptions on a weighted average basis: weighted-average volatility, 29.8%; dividend yield, 6.9%; weighted-average risk-free interest rate, 2.21%; and expected term in years, 5.74. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts. Beginning with 2023, executives will no longer receive options and equity compensation will consist solely of RSUs and PSUs.

(3)	For further details regarding all other compensation contained in this column, see the “2022 All Other Compensation” table below.

 2022 All Other Compensation Table

The following table sets forth amounts included in the “All Other Compensation” column in the 2022 Summary Compensation Table.

	Insurance Premiums

Name	Medical/ Dental	Life/ Disability/ Other	Long-Term Care	401(k) Match	Auto Allowance and Related Expenses	Substitution Payment (1)	Total
Stephen J. Donaghy	$20,949	$17,154	$17,538	$15,250	$7,500	$692,173	$770,564
Sean P. Downes	$30,306	$23,428	—	$15,250	$6,000	—	$74,984
Frank C. Wilcox	$14,602	$11,812	—	$15,250	$7,200	—	$48,864
Kimberly D. Campos	$14,602	$7,896	—	—	$4,796	—	$27,294

(1)

Under his 2020 employment agreement, Mr. Donaghy was entitled to receive $1 million in stock options. On March 2, 2022, he received 250,000 stock options, with a grant date fair value of $307,827. Due to the transition to his new agreement, Mr. Donaghy received the balance of the intended stock option award in cash, which was $692,173.

 2022 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of executive compensation plan-based awards to the Named Executive Officers during the year ended December 31, 2022.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Stephen J. Donaghy	3/2/2022	—	—	—		—			—		250,000	$11.80	$307,827
	4/7/2022	$750,000	$1,500,000	$3,000,000
	6/14/2022	—	—	—	30,763	61,526	(1)	123,052				—	$750,002
Sean P. Downes	4/7/2022	—	—	—		—			—		250,000	$13.19	$511,222
	6/8/2022	$500,000	$1,000,000	$2,000,000		—			—		—	—	—
	6/14/2022	—	—	—	20,509	41,017	(1)	82,034	—		—	—	—
	6/14/2022	—	—	—		—			41,017	(2)	—	—	—
Frank C. Wilcox	12/16/2022	—	—	—		—			10,000	(2)	—	—	$95,800
Kimberly D. Campos	12/16/2022	—	—	—		—			5,000	(2)	—	—	$47,900

(1)

With respect to the PSUs granted to Messrs. Donaghy and Downes on June 14, 2022: vesting is based upon the level of achievement of pre-established annual company performance objectives during a three-year performance award cycle, with 50% vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance. See note (1) of the 2022 Summary Compensation Table for additional information about these awards.

(2)

With respect to the RSUs granted to Mr. Downes on June 14, 2022: the RSUs vest ratably on December 15, 2022, 2023 and 2024. With respect to RSUs granted to Mr. Wilcox and Ms. Campos on December 16, 2022: the RSUs vest ratably on December 16, 2023, 2024 and 2025.

(3)	See note (2) of the 2022 Summary Compensation Table for additional information about these awards.

(4)

The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See notes (1) and (2) of the 2022 Summary Compensation Table above for a discussion of the relevant assumptions used in calculating these amounts.

 2022 Outstanding Equity Awards at Year-End

The following table sets forth certain information regarding unexercised options and stock, RSUs or PSUs held by the Named Executive Officers that had not vested as of December 31, 2022.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (12)

Stephen J. Donaghy	190,697	95,349	(1)	$16.92	4/7/2030	—		—

	125,098	250,196	(2)	$14.75	3/1/2031	—		—

	—	250,000	(3)	$11.80	3/2/2032	—		—

	—	—		—	—	25,000	(6)	$264,750

	—	—		—	—	16,000	(7)	$169,440

	—	—		—	—	61,526	(8)	$651,560

Sean P. Downes	66,666	—		$19.52	2/28/2026	—		—

	150,000	—		$19.52	2/28/2026	—		—

	433,334	—		$27.20	1/20/2027	—		—

	463,047	—		$32.80	3/19/2028	—		—

	100,991	—		$31.64	3/14/2029	—		—

	147,529	73,765	(4)	$18.23	4/30/2030	—		—

	—	250,000	(5)	$13.19	4/7/2032	—		—

	—	—		—	—	41,017	(8)	$434,370

	—	—		—	—	27,344	(9)	$289,573

Frank C. Wilcox	25,000	—		$31.64	3/14/2029	—		—

	69,425	34,713	(4)	$18.23	4/30/2030	—		—

	—	—		—	—	6,666	(10)	$70,593

	—	—		—	—	10,000	(11)	$105,900

Kimberly D. Campos	—	—		—	—	3,333	(10)	$35,296

	—	—		—	—	5,000	(11)	$52,950

(1)	The options held by Mr. Donaghy with an exercise price of $16.92 vested on April 7, 2023.

(2)	The options held by Mr. Donaghy with an exercise price of $14.75 ratably vest on March 1, 2023 and 2024.

(3)	The options held by Mr. Donaghy with an exercise price of $11.80 ratably vest on March 2, 2023, 2024 and 2025.

(4)	The options held by Messrs. Downes and Wilcox with an exercise price of $18.23 vest on April 30, 2023.

(5)	The options held by Mr. Downes with an exercise price of $13.19 ratably vest on April 7, 2023, 2024 and 2025.

(6)	The RSUs held by Mr. Donaghy are subject to time-based vesting conditions. The time condition was satisfied and vested on January 3, 2023 (the first business day after December 31, 2022).

(7)	The PSUs held by Mr. Donaghy are subject to time-based vesting conditions. The time condition was satisfied and vested on January 3, 2023 (the first business day after December 31, 2022).

(8)

The 2022 PSUs granted to Messrs. Donaghy and Downes. on June 14, 2022: The performance-based component of their equity incentive opportunity is based upon the level of achievement of pre-established annual company performance objectives during a three-year performance award cycle, with 50% of the performance shares vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance.

(9)	The RSUs held by Mr. Downes are subject to time-based vesting conditions and ratably vest on December 15, 2023 and 2024.

(10)	The RSUs held by Mr. Wilcox and Ms. Campos are subject to time-based vesting conditions and ratably vest on December 17, 2023, 2024.

(11)	The RSUs held by Mr. Wilcox and Ms. Campos are subject to time-based vesting conditions and ratably vest on December 16, 2023, 2024, and 2025.

(12)	Calculated based on closing stock price of $10.59 on December 31, 2022.

 Options Exercised and Stock Vested

The following table sets forth information regarding stock awards held by the Named Executive Officers that vested during the year ended December 31, 2022. No Named Executive Officers exercised any stock options during 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Stephen J. Donaghy	17,000	$198,900

Sean P. Downes	29,673	$319,281

Frank C. Wilcox	3,334	$33,340

Kimberly D. Campos	1,667	$16,670

  Employment Agreements and Potential Payments Upon Termination or Change in Control

The following summaries describe the material terms of each Named Executive Officer’s employment agreement in effect in 2022.

Amended and Restated Donaghy Employment Agreement

Mr. Donaghy’s employment agreement was amended and restated effective April 7, 2022. The term commenced on January 1, 2020 and will continue until the termination of such employment.

Base Salary: Mr. Donaghy’s amended and restated employment agreement provides for a $1 million base salary, which will not be increased or decreased during the term.

Annual Short-Term Cash Incentive Award: Mr. Donaghy’s amended and restated employment agreement provides for an annual cash incentive for each calendar year with a threshold opportunity of 75% of base salary, a target opportunity of 150% of base salary and a maximum opportunity of 300% of base salary, based on the level of achievement of annual company and individual performance-based objectives for such calendar year.

Annual Long-Term Equity Incentive Awards: Pursuant to Mr. Donaghy’s amended and restated employment agreement, he is eligible to receive an annual grant of restricted share units with a target value of $1,750,000, at least 50% of which must be performance-based and no more than 50% of which may be time-based. The performance-based component of his equity incentive opportunity is based upon the level of achievement of pre-established annual company performance objectives during a three-year performance award cycle, with 50% of performance shares vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance. The time-based component of his equity incentive opportunity will vest ratably over three years.

If Mr. Donaghy is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

In the event of a change in control and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Donaghy receiving a higher net after-tax amount.

If Mr. Donaghy becomes disabled, then the Company would be entitled to suspend his officership, but Mr. Donaghy would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Donaghy is terminated due to disability or dies, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Mr. Donaghy is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities for a period of three years following his termination. In the event he and the Company have not entered into a new agreement or renewed this agreement on or prior to December 31, 2022, the non-compete period will be two years. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Downes Employment Agreement

As discussed above, the Compensation Committee took certain compensation actions with respect to Mr. Downes’s annual incentive and equity awards in 2022 — and will be doing so in 2023 — that are based on the CEO’s compensation program, and not on Mr. Downes’s agreement. This includes transitioning his short-term cash incentive and long-term equity incentive compensation from discretionary to performance-based and subjecting performance-based equity compensation to a three-year measurement period.

Mr. Downes’s employment agreement provides that he will serve as the Executive Chairman of the Board. There is no specified term of the agreement. Pursuant to his agreement, Mr. Downes is entitled to receive $1 million in annual base salary and a discretionary bonus of 100% of base salary for target performance and 200% of base salary for superior performance, with the actual bonus payable to be determined based on factors the Committee determines to be appropriate, including, but not limited to, the Company’s financial and operational performance objectives as well as local, national and/or global conditions that directly or indirectly affect the Company. He is also entitled to receive a one-time grant of stock options with a target grant date fair value of $850,000, which will be subject to three-year annual vesting. He will not receive any other equity grants.

If Mr. Downes is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year.

In the event of a change in control and Mr. Downes is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and remain outstanding for one year following termination. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Downes receiving a higher net after-tax amount.

If Mr. Downes becomes disabled, then the Company would be entitled to suspend his status as Executive Chairman of the Board, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes is terminated due to disability or dies, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to equity awards held by Mr. Downes.

Mr. Downes is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities for a period of three years following his termination. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Wilcox Employment Agreement

Mr. Wilcox’s employment agreement provides that he will continue to serve as the Company’s Chief Financial Officer for a term beginning on January 1, 2022 and ending on December 31, 2023, unless earlier terminated in accordance with its terms. He is entitled to receive an annual base salary of $500,000, which may be subject to adjustment by the Company in its sole discretion and taking into account the recommendation of the Chief Executive Officer, subject to his continued employment through the payment date of the bonus.

Pursuant to his agreement, Mr. Wilcox also received a grant of 10,000 RSUs in December 2022, subject to vesting ratably over a three-year period.

If Mr. Wilcox is terminated without cause, he is entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, subject to his execution of a general release of claims in favor of the Company.

Mr. Wilcox’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

Campos Employment Agreement

Ms. Campos’s employment agreement provides that she will continue to serve as the Company’s Chief Administrative Officer and Chief Information Officer for a term beginning on January 1, 2022 and ending on December 31, 2023. She will receive an annual base salary of $315,000, which may be subject to adjustment by the Compensation Committee based on the recommendation of the Company’s Chief Executive Officer. She is also eligible to receive an annual bonus as determined by the Company in its sole discretion and taking into account the recommendation of the Chief Executive Officer, subject to her continued employment through the payment date of the bonus.

Pursuant to her agreement, Ms. Campos also received a grant of 5,000 RSUs in December 2022, subject to vesting ratably over a three-year period.

If Ms. Campos is terminated without cause, she will also receive a lump-sum cash payment equal to her base salary for the remaining term of the agreement, subject to her execution of a general release of claims in favor of the Company.

Ms. Campos’s agreement also contains non-compete, nondisparagement, nonsolicitation and confidentiality provisions.

 2022 Potential Payments Upon Termination or Change in Control Table(1)

The following table presents the potential payments to which our Named Executive Officers would have been entitled assuming a termination or change in control had occurred as of December 31, 2022.

Name	Benefit (1)		Termination Without Cause or for Good Reason (2)		Upon Change in Control (3)	Upon Death (4)	Upon Disability (4)	Upon Retirement
Stephen J. Donaghy	Base Salary		$1,000,000		$2,000,000	—	—

	Annual Incentive Award		$750,000		$1,500,000	$750,000	$750,000

	Equity Compensation	(5)	$1,085,750		$1,085,750	$651,560	$651,560	(7)

	Other Post-Employment Obligations		—	(6)	—	—	—

Sean P. Downes	Base Salary		$1,000,000		$2,000,000	—	—

	Annual Incentive Award		$500,000		$1,000,000	$500,000	$500,000

	Equity Compensation	(5)	$723,943		$723,943	$723,943	$723,943	(7)

	Other Post-Employment Obligations		—	(6)	—	—	—

Frank C. Wilcox	Base Salary		$500,000		—	—	—

	Equity Compensation	(5)	$176,493		$176,493	—	—

Kimberly D. Campos	Base Salary		$315,000		—	—	—

	Equity Compensation	(5)	$88,246		$88,246	—	—

(1)

If the payments and benefits to a Named Executive Officer under his or her respective agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of their employment agreements.

(2)

For each of Messrs. Donaghy and Downes, the amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2022, and no prior change in control, and represent (i) a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage (which amount is not included here), subject to his execution of a general release of claims in favor of the Company, (ii) his pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, and (iii) the value of any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date, and the value of any unvested RSUs, which will fully vest as of the termination date. The PSUs will be deemed earned at the target level and will fully vest as of the termination date. For Mr. Wilcox and Ms. Campos, the amounts in this column assume a termination of employment without “cause” and represent a lump-sum cash payment equal to his or her base salary for a period equal to the remaining term of his or her 2022 Employment Agreement, which expires on December 31, 2023.

(3)

The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2022, within 24 months after a change in control. With respect to each of Messrs. Donaghy and Downes, the amounts represent (i) two times his then-annual rate of base salary, (ii) two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company, and (iii) all equity compensation (stock options, RSUs and PSUs) held by him would immediately vest (the PSUs would vest at the target level) and/or become exercisable and remain outstanding for one year following termination.

(4)	The amounts in these columns represent the annual incentive award and outstanding PSUs.

(5)

Includes the “intrinsic value” as of December 30, 2022 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 30, 2022, $10.59, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of a termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 30, 2022, see the 2022 Outstanding Equity Awards at Year-End table above.

(6)	Messrs. Donaghy and Downes are also entitled to up to 12 months of COBRA payments in the event of termination without cause or for good reason (which amount is not included here).

(7)

For Messrs. Donaghy and Downes, if they retire at age 59.5 or later with at least 15 years of service with the Company, then upon retirement, all of their RSUs will vest and their PSUs will vest at the target level of performance.

 CEO Pay Ratio

For 2022:

•	the annual total compensation of the median compensated of all employees of our Company (other than our CEO) was $87,237; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,578,393.

Based on this information, for 2022, the ratio of the annual total compensation of Mr. Donaghy, our Chief Executive Officer, to the annual total compensation of the median compensated all Company employees (other than Mr. Donaghy), calculated in a manner consistent with Item 402(u) of Regulation S-K, was 41 to 1.

To identify the median employee, we reviewed our employee population as of December 31, 2022 and compensation for the period of January through December 31, 2022 as reported to the Internal Revenue Service on Form W-2 in Box 1, which we determined reasonably reflects the compensation of our employees. Once we identified our median employee, we combined all of the elements of such employee’s compensation for the full 2022 year in accordance with the requirements of Item 402 of Regulation S-K.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

 Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid to our
Named Executive Officers

and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”
“Compensation actually paid” does not represent the value of cash and shares of the company’s common stock received by
Named Executive Officers

during the year, but rather is an amount calculated under
SEC
rules and includes, among other things, year-over-year changes in the value of unvested equity-based awards. As a result of the calculation methodology required by the SEC, “Compensation actually paid” amounts below differ from compensation actually received by the individuals and the compensation decisions described in the
“Executive Compensation—Compensation Discussion and Analysis.”
2022 Pay Versus Performance Table

			Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs	Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO			Company TSR	Peer Group TSR	Net Income (Loss)	Net Operating Ratio
	(1)	(2)	(1)	(2)	(3)	(3)		(4)
2022	$3,578,393	$1,648,924	$1,507,019	$986,044	$44.47	$124.27	$(22,257,000)	100.7%
2021	3,540,457	3,119,081	870,308	(90,247)	66.89	119.69	20,407,000	97.4%
2020	3,322,914	2,251,197	1,382,726	(573,059)	56.50	97.21	19,105,000	104.2%

(1)	The CEO for each year reported was Stephen J. Donaghy. The other Named Executive Officers, or NEOs, for each year reported are Messrs. Downes and Wilcox and Ms. Campos.

(2)
SEC
rules require certain adjustments be made to the “Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “Pay versus performance table” above. The following table outlines the applicable adjustments that were made to determine “compensation actually paid” (all amounts are averages for the Named Executive Officers other than the CEO):

Equity Incentive Plan Compensation Adjustments

Year	Executives	Summary Compensation Table Total	Deduct Grant Date Fair Value of Equity Awards	Add Year-End Value of Outstanding and Unvested Equity Awards Granted in Year	Change in Value of Unvested Equity Awards Granted in Prior Years	Change in Value of Equity Awards Granted and Vested in Year	Change in Value of Equity Awards Granted in Prior Years which Vested in Year	Deduct the Fair Value for Equity Awards Granted in the Prior Year not Meeting Vesting Conditions	Add Dividends
2022	CEO	$3,578,393	$(1,057,829)	$965,552	$(953,206)	$2,055	$(51,850)	$(850,000)	$15,810
	Other NEOs	1,507,019	(551,639)	380,711	(140,344)	(105,838)	(116,266)	—	12,401
2021	CEO	3,540,457	(2,468,000)	2,069,381	(30,757)	38,250	(45,500)	—	15,250
	Other NEOs	870,308	(126,825)	127,500	(396,319)	—	(606,206)	—	41,295
2020	CEO	3,322,914	(2,269,000)	1,418,283	—	(45,250)	(195,000)	—	19,250
	Other NEOs	1,382,726	(426,428)	377,021	(1,658,092)	—	(271,428)	—	28,081

(3)	TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2019. The peer group TSR represents TSR of the S&P Insurance Select Industry Index.

(4)	Refer to 2022 performance measures below for an understanding of how this metric is calculated.

Relationship between “compensation actually paid” and performance measures
As described in “Executive Compensation—Compensation Discussion and Analysis,” we believe that the compensation provided to the Named Executive Officers for 2022 is aligned with our pay-for-performance
philosophy and our overall business performance. In terms of the relationship between “compensation actually paid” and financial performance: for our CEO and for our Executive Chairman, 50% of their annual non-equity
incentive awards in 2022 was tied to net operating ratio, which is one of our most important performance measures. Because this ratio was above 100% due to losses and loss adjustment expenses attributable to Hurricane Ian, this component of the award did not pay out at all. Also, a majority of our executives’ variable pay is delivered as equity-based awards. As a result, our CEO’s and our other NEOs’ “compensation actually paid” each year generally correlates with our TSR performance. In addition, the PSUs granted to our CEO and Executive Chairman will vest only if book value per share over a three-year period increases by at least 5%; their “compensation actually paid” will be negatively impacted if the Company’s net asset value does not increase by at least
5% over a three-year period.
2022 performance measures
For performance year 2022, the performance measures listed below were the most important ones used by the Compensation Committee to link
Named Executive Officers’
2022 compensation actually paid to Company performance.

Performance Measures

Net operating ratio	Numerator of this ratio is calculated as the sum of losses & LAE, policy acquisition costs and other operating expenses, less net investment income, commission revenue, policy fees and other revenues, while the denominator reflects net premiums earned.

GPW growth	Growth in gross premiums written .

3-year adjusted book value per share growth	Excludes cumulative dividends declared and accumulated other comprehensive income.

PROPOSAL 3: ADVISORY VOTE TO APPROVE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICERS’ COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking shareholders to vote on the frequency of future advisory votes on Named Executive Officers’ compensation. We last asked our shareholders to vote on the frequency with which they believe advisory votes on Named Executive Officers’ compensation should occur at our 2017 Annual Meeting. At that time, our shareholders voted in favor of the submission of the Company’s executive compensation to our shareholders for approval on a non-binding basis every year. Our Board adopted this approach and the Company has since had say on pay votes every year. Accordingly, unless the Board modifies its policy on the frequency of future say-on-pay advisory votes after taking into consideration the shareholders’ vote on the frequency of future say-on-pay advisory votes, the next say-on-pay vote after the Annual Meeting will be held at the Company’s 2024 Annual Meeting. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. This advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation is non-binding on the Board, and the option that receives the greatest number of votes cast by our shareholders will be considered when determining the frequency of future advisory votes on our Named Executive Officers’ compensation.

We have been holding annual “say-on-pay” votes since 2018, and we believe that these votes have provided the Board with timely and useful feedback on our executive compensation program. For this reason, the Board recommends that shareholders vote to recommend advisory votes on Named Executive Officers’ compensation to be held every 1 YEAR.

THE BOARD RECOMMENDS A VOTE FOR CONDUCTING FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICERS’ COMPENSATION EVERY 1 YEAR.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the selection of Plante & Moran, PLLC (“Plante & Moran”) as our independent registered public accounting firm for 2023. The Audit Committee has approved the selection of Plante & Moran as our independent registered public accounting firm for 2023, and Plante & Moran is currently our independent registered public accounting firm.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for shareholder rejection and whether it is appropriate to select another independent auditor.

Representatives of Plante & Moran are expected to be available at the annual meeting, by telephone, to respond to appropriate questions, and will have the opportunity to make a statement if they so choose.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

 Independent Auditor

The Audit Committee retained Plante & Moran to audit our consolidated and combined financial statements for 2022. In addition, the Audit Committee retained Plante & Moran to provide tax services in 2022. We understand the need for Plante & Moran to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Plante & Moran, our Audit Committee has restricted the non-audit services that Plante & Moran may provide to us to tax services.

 Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services

All audit and non-audit services must be preapproved by the Audit Committee. In 2022, the Audit Committee approved Plante & Moran’s provision of audit and audit-related services as well as tax services, based on its conclusion that the provision of tax services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

 Accounting Fees and Services

The following table presents fees paid for the audit of our annual financial statements and all other professional services rendered by Plante & Moran for the years ended December 31, 2022 and 2021.

	For the Years Ended December 31,
	2022	2021

Audit fees	$816,700	$791,500

Audit-related fees	$104,756	$100,040

Tax fees	$102,100	$95,700

All other fees	—	—

Total fees	$ 1,023,556	$ 987,240

In the table above, in accordance with SEC rules, “Audit fees” are fees that we paid to Plante & Moran for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second and third quarters of the applicable year, and (ii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees that we paid to Plante & Moran for assurance and related services that were reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.” “Tax fees” are fees that we paid to Plante & Moran for tax compliance, tax advice and tax planning.

 Audit Committee Report

The Audit Committee reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Company’s policies and procedures, Code of Conduct and applicable laws and regulations. The Audit Committee annually recommends the Company’s independent auditor for appointment by the Board and ratification by the shareholders and evaluates the independence, qualifications and performance of the Company’s independent auditor. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management, evaluation of the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures within the Company’s risk tolerance. The Audit Committee oversees the Company’s internal audit function. It establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

This report of the Audit Committee is with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2022, which include the balance sheets of the Company as of December 31, 2022 and 2021, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2022, 2021 and 2020 and the notes thereto (collectively, “Audited Financial Statements”).

The Audit Committee of the Board is comprised of the three directors named below. Each member of the Audit Committee meets the independence requirements under the applicable rules of the SEC and NYSE.

The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management. The Audit Committee discussed with Plante & Moran, our independent registered public accounting firm for 2022, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and matters related to the conduct of the audit of the Audited Financial Statements.

The Audit Committee received written disclosures and the letter from Plante & Moran required by the applicable requirements of the PCAOB regarding Plante & Moran’s communications with the Audit Committee concerning independence and discussed with Plante & Moran its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

THE AUDIT COMMITTEE

Richard D. Peterson, Chair

Ozzie A. Schindler

Joel M. Wilentz, M.D.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Code of Conduct addresses related party transactions, including transactions between the Company and our directors or executive officers, or their respective family members. Pursuant to the Code of Conduct, directors, officers and employees must notify the Chairman of the Audit Committee and the Executive Chairman of the Board in writing of the existence of any relationship or transaction that may pose an actual or potential conflict of interest. Any waivers of this policy as to an officer or director may only be approved by the Board. With respect to all other employees, outside legal counsel, acting independently, or the Board may determine whether a conflict exists. There are no family relationships among our current executive officers or directors.

The following discussion sets forth the relationships and transactions since January 1, 2022, which are known by management to involve the Company or its subsidiaries and our directors or executive officers, or their respective family members, or the beneficial owners of more than 5% of any class of our outstanding stock. In each case, pursuant to the Code of Conduct, these relationships and transactions have been disclosed to the Board and a disinterested majority of the Board has approved the transaction or, in the case of an ongoing relationship that was presented to the Board, permitted the continuation and renewal of such relationship.

Dennis J. Downes, the father of Sean P. Downes, our Executive Chairman of the Board, joined the Company in November 2013. As Senior Vice President of Claims, Mr. Dennis Downes is entitled to an annual base salary of $250,000 and an annual performance bonus. Mr. Dennis Downes received $250,000 in salary in 2022.

Sean McCahill, the son of Francis X. McCahill, III, an independent director of the Company who was elected to the Board on August 2, 2021, is a Vice President of Clovered, Inc., a wholly-owned subsidiary of the Company. He joined the Company in May 2016. As Vice President, Mr. Sean McCahill is entitled to an annual base salary of $235,000, an annual performance bonus at the discretion of management and certain benefits, including an automobile allowance and life insurance benefits. Mr. Sean McCahill is entitled to participate in benefit plans generally available to employees in similar positions and in equity incentive plans available to employees, including the Omnibus Plan. Mr. Sean McCahill received $330,700 in salary, bonus and benefits in 2022.

Ryan Donaghy, the son of Stephen J. Donaghy, our Chief Executive Officer and director of the Company, is a Senior Software Developer at Evolution Risk Advisors, a wholly-owned subsidiary of the Company; he joined the Company in August 2004. As Senior Software Developer, Mr. Ryan Donaghy is entitled to an annual base salary of $162,240, an annual performance bonus at the discretion of management and certain benefits, including an automobile allowance and participation in the Company’s 401(k) plan. Mr. Ryan Donaghy received $201,400 in salary, bonus and benefits in 2022.

BENEFICIAL OWNERSHIP

The following tables set forth certain information as of April 10, 2023 relating to the beneficial ownership of our preferred stock and common stock by (i) all persons that we know beneficially own more than 5% of any class of the Company’s outstanding stock, (ii) each of our Named Executive Officers and directors and (iii) all of our executive officers and directors as a group. In certain instances, knowledge of the beneficial ownership of common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, to our knowledge, each shareholder listed in the tables below has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

 Ownership of Series A Preferred Stock

As of April 10, 2023, the following table sets forth information regarding the number and percentage of shares of preferred stock held by the person who is known by the Company to beneficially own the outstanding shares of our Series A preferred stock. This holder is neither a director nor an executive officer. Each share of Series A Preferred Stock is entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Phylis R. Meier	9,975	100%

(1)	The mailing address of Ms. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

 Ownership of Common Stock

As of April 10, 2023, the following table sets forth information regarding the number and percentage of shares of our common stock beneficially owned by our directors and Named Executive Officers individually, our directors and executive officers as a group, and all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than 5% of our common stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)

Beneficial Owners of More than 5% of Our Common Stock

BlackRock, Inc. (4)	4,478,524	14.7%

Dimensional Fund Advisors LP (5)	1,921,187	6.3%

The Vanguard Group (6)	1,889,704	6.2%

Named Executive Officers and Directors

Shannon A. Brown	—	—

Scott P. Callahan (7)	36,373	*

Kimberly D. Campos	4,404	*

Stephen J. Donaghy (8)	1,272,707	4.2%

Sean P. Downes (9)	2,775,776	9.1%

Marlene M. Gordon (10)	12,337	*

Francis X. McCahill III (11)	13,337	*

Richard D. Peterson (12)	36,586	*

Michael A. Pietrangelo (13)	123,420	*

Ozzie A. Schindler (14)	56,856	*

Jon W. Springer (15)	523,672	1.7%

Frank C. Wilcox (16)	252,302	*

Joel M. Wilentz, M.D. (17)	271,885	*

Executive officers and directors as a group (13 people) (18)	5,379,645	17.7%

(1)	Unless otherwise noted, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

(2)

A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from April 10, 2023, upon the exercise of stock options, time-vested restricted stock awards, or conversion of preferred stock. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that stock options and time-vested restricted stock awards preferred stock that are held by such person (but not those held by any other person) and that are exercisable, vested or convertible within 60 days from April 10, 2023, have been exercised or converted.

(3)	Asterisks represent percentage holdings below 1.0%.

(4)

Based solely on a Schedule 13G filed with the SEC on January 24, 2023 by BlackRock, Inc. At that time, BlackRock, Inc. reported sole voting power as to 4,425,834 shares and sole dispositive power as to 4,478,524 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 10, 2023 by Dimensional Fund Advisors LP. At that time, Dimensional Fund Advisors LP reported sole voting power as to 1,878,743 shares and sole dispositive power as to 1,921,187 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(6)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023 by Vanguard Group Inc. At that time, The Vanguard Group reported shared voting power as to 39,875 shares, sole dispositive power as to 1,828,710 shares and shared dispositive power as to 60,994 shares. The address of Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(7)	Includes options held by Mr. Callahan to purchase an aggregate of 20,000 shares of common stock and 5,337 time-vested restricted stock awards.

(8)	Includes options held by Mr. Donaghy to convert and purchase an aggregate of 619,575 shares of common stock.

(9)	Includes options held by Mr. Downes to convert and purchase an aggregate of 1,444,901 shares of common stock.

(10)	Includes 10,337 time-vested restricted stock awards held by Ms. Gordon.

(11)	Includes 10,337 time-vested restricted stock awards held by Mr. McCahill.

(12)	Includes options held by Mr. Peterson to purchase an aggregate of 20,000 shares of common stock and 5,337 time-vested restricted stock awards.

(13)	Includes options held by Mr. Pietrangelo to purchase an aggregate of 20,000 shares of common stock.and 5,337 time-vested restricted stock awards.

(14)	Includes options held by Mr. Schindler to purchase an aggregate of 20,000 shares of common stock and 5,337 time-vested restricted stock awards.

(15)	Includes 5,337 time-vested restricted stock awards held by Mr. Springer.

(16)	Includes options held by Mr. Wilcox to purchase an aggregate of 129,138 shares of common stock.

(17)	Includes options held by Dr. Wilentz to purchase an aggregate of 20,000 shares of common stock and 5,337 time-vested restricted stock awards.

(18)	See notes (2) and (7) – (17) above.

INFORMATION ABOUT ANNUAL MEETING AND VOTING PROCEDURES; SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

General Information

A proxy is your legal designation of another person to vote the stock you own. We have designated Frank C. Wilcox, our Chief Financial Officer, and Gary Lloyd Ropiecki, our Secretary and Principal Accounting Officer, as the lawful proxies for our shareholders at the meeting.

Attendance at the Meeting

You need to bring a photo ID to gain admission to the meeting. Only shareholders and invited guests may attend the meeting. If you are a beneficial owner, you will need to bring your most recent brokerage statement with you to the meeting. We will use your brokerage statement to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement.

How to Vote

If your shares are registered directly in your name with our registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder “of record” with respect to those shares. If your shares are held in a brokerage account or with a bank, you are considered the “beneficial owner” of those shares.

Shareholders of Record. Shareholders of record can vote in any one of four ways:

•

Via the internet: Go to the website listed on your proxy card or on the Notice of Internet Availability of Proxy Materials to vote via the internet. You will need to follow the instructions on the website.

•	By telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions given by the voice prompts.

•	By mail: Sign, date and return the proxy card you received from the Company in the enclosed postage-paid envelope.

•	In person: Attend the meeting in person. See “Attendance at the Meeting” in this section of the Proxy Statement.

Beneficial Owners. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record in the form of a Voting Instruction Form that you must fill out in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting. See “Attendance at the Meeting” in this section of the Proxy Statement. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under certain securities exchange rules, the organization that holds your shares is not permitted to vote on certain matters, including the election of directors, and may determine not to vote your shares at all. In order to ensure that your shares are voted on all matters presented at the Annual Meeting, we encourage you to provide voting instructions in advance of the meeting, regardless of whether you intend to attend the Annual Meeting.

Shareholders Entitled to Vote

The record date for the meeting is April 10, 2023. Only owners of record at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments of the meeting.

The securities to be voted at the meeting consist of shares of our common stock, with each share entitling its record owner to one vote, and shares of our Series A preferred stock, with each share entitling its record owner to one vote.

The table below sets forth the number and classes of Company stock entitled to vote at the meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date	Number of Shares Outstanding and Entitled to Vote as of the Record Date
Common Stock	55	30,431,776
Series A Preferred Stock	1	9,975

Quorum Requirements

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock and preferred stock, taken together, is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, a majority of the shares so represented may vote to adjourn the meeting without further notice.

Revoking a Proxy

After you have submitted a proxy, you may revoke such proxy prior to the completion of voting at the meeting by the following means:

•	sending written notice to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309;

•	delivering a later-dated proxy; or

•

appearing at the meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement).

Tabulation of Voting Results

An independent inspector will certify the results of the vote regarding the election of directors.

Voting Options for Each Proposal at the Annual Meeting

With respect to Proposal 1, the Election of Directors, you may vote “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting.

With respect to Proposals 2 and 4, you may vote “FOR” or “AGAINST” such proposals or you may “ABSTAIN” from voting.

With respect to Proposal 3, you may vote every “1 YEAR”, “2 YEARS” or “3 YEARS” or you may “ABSTAIN” from voting.

Votes Required to Pass Each Proposal

Proposals 1, 2, and 4 require the affirmative vote of a majority of the votes cast at the Annual Meeting.

Board Voting Recommendations for Each Proposal

The Board recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board (Proposal 1)
•	“FOR” the approval of the compensation paid to our Named Executive Officers (Proposal 2)
•	“1 YEAR” frequency for the “Say-on-Pay” vote (Proposal 3)
•	“FOR” the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2023 fiscal year (Proposal 4)

If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board above.

Abstentions and Broker “Non-Votes”

Abstentions and broker non-votes are considered as shares represented for purposes of determining whether a quorum is present.

If you submit a proxy but select “ABSTAIN” from voting on a proposal, your shares will be represented at the meeting but will not have any impact on the voting results of a proposal. Abstentions are not considered “votes cast” on a proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under NYSE rules, ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2023 fiscal year (Proposal 4) is considered a routine matter on which brokers will be permitted to vote in their discretion, even if the beneficial owners do not provide voting instructions. Broker non-votes will not have any impact on the voting results of a proposal.

Costs for Proxy Solicitations

We will bear the cost of soliciting proxies. We may solicit proxies by a further mailing or personal conversations or via e-mail, telephone or facsimile.

Cameras and Recording Equipment Prohibited

Please note that cameras and sound or video recording equipment will not be permitted in the meeting room.

Householding

As permitted by the federal securities laws, only one copy of this Proxy Statement, the Annual Report and the Notice of 2023 Annual Meeting of Shareholders is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year should be directed to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholders of record residing at the same address and currently receiving multiple copies of Proxy Statements may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, to request that only a single copy of the Proxy Statement be mailed in the future. Please contact the transfer agent by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004. Beneficial owners, as described above, should contact their broker or bank.

Where You Can Find More Information/Availability of Proxy Materials

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC at the SEC’s website at www.sec.gov.

THE NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022, ARE FIRST EXPECTED TO BE MADE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM ON APRIL 28, 2023.

We will promptly send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to you without charge upon written request by mail to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholder Proposal Deadline for 2024 Annual Meeting of Shareholders

Proposals that shareholders intend to present at the 2024 Annual Meeting of Shareholders and be included the proxy materials for such meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 30, 2023.

In addition, a shareholder may wish to have a proposal presented at the 2024 Annual Meeting of Shareholders (including director nominations), but not to have such proposal included in our proxy materials relating to that meeting. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders. Pursuant to our bylaws, a shareholder proposal or nomination intended to be brought before the 2024 Annual Meeting of Shareholders must be delivered to the Company between March 10, 2024 and April 9, 2024. In addition to satisfying the deadlines under the advance notice procedures of our bylaws, a shareholder who intends to solicit proxies pursuant to Rule 14a-19 in support of nominees submitted under these advance notice provisions of the bylaws must provide notice to the Secretary of the Company regarding such intent no later than April 9, 2024.

All proposals or nominations a shareholder wishes to submit at the meeting should be directed to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

OTHER MATTERS

The Company knows of no business that will be presented for action at the annual meeting other than those matters referred to herein. If other matters do come before the annual meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer

April 28, 2023

UNIVERSAL INSURANCE HOLDINGS P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/UVE Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-844-926-2197 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Universal Insurance Holdings, Inc. Annual Meeting of Shareholders For Shareholders of record as of April 10, 2023 TIME: Thursday, June 8, 2023 9:00 AM, Eastern Time PLACE: Boca Raton Resort & Club 501 E. Camino Real, Boca Raton, FL 33432 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Frank C. Wilcox and Gary L. Ropiecki (the “Named Proxies”), and each of them with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote all shares of capital stock of Universal Insurance Holdings, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 AM, Eastern Time, on Thursday, June 8, 2023 at Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, FL 33432 and at any adjournment or postponement thereof, including, without limitation, to vote for the election for such substitute nominee(s) for Director as such Named Proxies may select in the event that any nominee(s) named become(s) unable to serve. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ON THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR ON PROPOSALS 2 AND 4, and 1 YEAR ON PROPOSAL 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Universal Insurance Holdings, Inc. Annual Meeting of Shareholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 4 and 1 YEAR ON PROPOSAL 3. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of twelve directors. FOR AGAINST ABSTAIN 1.01 Shannon A. Brown [    ] [    ] [    ] FOR 1.02 Scott P. Callahan [    ] [    ] [    ] FOR 1.03 Kimberly D. Campos [    ] [    ] [    ] FOR 1.04 Stephen J. Donaghy [    ] [    ] [    ] FOR 1.05 Sean P. Downes [    ] [    ] [    ] FOR 1.06 Marlene M. Gordon[    ] [    ] [    ] FOR 1.07 Francis X. McCahill, III [    ] [    ] [    ] FOR 1.08 Richard D. Peterson [    ] [    ] [    ] FOR 1.09 Michael A. Pietrangelo [    ] [    ] [    ] FOR 1.10 Ozzie A. Schindler [    ] [    ] [    ] FOR 1.11 Jon W. Springer [    ] [    ] [    ] FOR 1.12 Joel M. Wilentz, M.D. [    ] [    ] [    ] FOR 2. Advisory vote to approve the compensation of the Company’s named executive officers. FOR [    ] AGAINST [    ] ABSTAIN [    ] FOR 3. Advisory vote on the frequency of future advisory votes on named executive officers’ compensation. 1YR [    ] 2YR [    ] 3YR [    ] ABSTAIN [    ] 1 YEAR 4. Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. FOR [    ] AGAINST [    ] ABSTAIN [    ] FOR Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date